As filed with the Securities and Exchange Commission on April 5, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Duke Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-2777218
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

526 South Church Street

Charlotte, North Carolina 28202

(704) 594-6200

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Marc E. Manly, Esq.

Group Executive and Chief Legal Officer

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

(704) 594-6200

(Name, address, including zip code, and telephone numbers, including area code, of agent for service)

Copies To:

Sheldon S. Adler, Esq.

Stephen W. Hamilton, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.001 per share	15,000,000 Shares	$29.27	$439,050,000	$46,978.35

(1)	Pursuant to Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant’s common stock on the New York Stock Exchange on April 3, 2006.

Explanatory Note

We are a Delaware corporation formerly named Duke Energy Holding Corp. Unless otherwise stated or the context otherwise requires, references in this registration statement to “Duke Energy” “we,” “our,” or “us” refer to Duke Energy Corporation, and its direct and indirect subsidiaries. We entered into an Agreement and Plan of Merger, or the merger agreement, dated as of May 8, 2005, as amended, with Duke Energy Corporation, a North Carolina corporation (“Duke Energy NC”), Cinergy Corp., a Delaware corporation (“Cinergy”), Deer Acquisition Corp. and Cougar Acquisition Corp. Pursuant to the merger agreement, our newly created wholly-owned subsidiary, Deer Acquisition Corp., merged with and into Duke Energy NC (the “Duke Energy merger”), and our newly created wholly-owned subsidiary, Cougar Acquisition Corp., merged with and into Cinergy (the “Cinergy merger”). As a result of the Duke Energy merger and the Cinergy merger, each of Duke Energy NC and Cinergy became our wholly-owned subsidiaries. These mergers are referred to in this registration statement as the “mergers.” Pursuant to the mergers, the existing shareholders of Duke Energy NC and Cinergy became our shareholders. As a result of the mergers, each Duke Energy NC shareholder received one share of our common stock for each share of common stock of Duke Energy NC held and each Cinergy shareholder received 1.56 shares of our common stock for each share of Cinergy common stock held. In addition, after the consummation of the transactions contemplated by the merger agreement, our name was changed from Duke Energy Holding Corp. to Duke Energy Corporation and Duke Energy NC was converted to a limited liability company named Duke Power Company LLC (“Duke Power”).

For purposes of our eligibility to file this registration statement on Form S-3, we are a successor registrant to both Duke Power and Cinergy within the meaning of General Instruction I.7 to Form S-3.

PROSPECTUS

D U K E    E N E R G Y    C O R P O R A T I O N

InvestorDirect Choice Plan (the “Plan”)

The Plan provides a convenient way for you to purchase shares of our common stock without paying any brokerage commissions or service charges. The Plan promotes long-term ownership in our common stock by offering:

•	A simple way to increase your holdings in our common stock by automatically reinvesting your cash dividends;

•	The opportunity to purchase additional shares by making optional investments of at least $50 for any single investment, up to a maximum of $100,000 per month. In certain circumstances, we may permit greater optional investments; and

•	A feature which allows you to deposit certificates representing our common stock into the Plan for safekeeping.

The Plan also provides us with a means of raising additional capital through the direct sale of our common stock.

You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our common stock by making an initial investment of not less than $250 and not more than $100,000. In certain circumstances, we may permit greater initial investments. To the extent required by state securities laws in certain jurisdictions, shares of our common stock that are offered under the Plan to persons who are not presently record holders of our common stock may be offered only through a registered broker/dealer.

This prospectus relates to 15,000,000 shares of our common stock, par value $0.001 per share, offered for purchase under the Plan.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “DUK.”

You should read this prospectus carefully and retain it for future reference.

As more fully described below under “The Company – Merger”, on April 3, 2006, Duke Energy Corporation, a North Carolina corporation (“Duke Energy NC”) and Cinergy Corp. (“Cinergy”) consummated merger transactions, as a result of which Duke Energy NC and Cinergy became our wholly-owned subsidiaries. In connection with the mergers, we were renamed Duke Energy Corporation and Duke Energy NC was converted to a limited liability company and named Duke Power Company LLC. After the mergers, the shareholders of Duke Energy NC and Cinergy became the shareholders of Duke Energy.

If you were a participant in the old Duke Energy Corporation InvestorDirect Choice Plan (the “Old Duke Energy Plan”), as a result of the mergers you were automatically enrolled in the Plan and your shares were automatically converted one-for-one into our common stock. In connection with such roll-over, fractional shares of our common stock were issued to the participants in the Old Duke Energy Plan.

If you were a participant in the Cinergy Corp. Direct Stock Purchase and Dividend Reinvestment Plan (the “Cinergy Plan”), as a result of the mergers you were automatically enrolled in the Plan and your Cinergy shares held in the Cinergy Plan were automatically converted into shares of our common stock at the 1.56 exchange rate. In connection with such roll-over, fractional shares of our common stock were issued to the participants in the Cinergy Plan.

You should carefully read and evaluate the risk factors included in our periodic reports and other information that we file with the SEC. See “ Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2006.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. This information is available for you to review at the Securities and Exchange Commission’s (the “SEC”) public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference in this prospectus by requesting them in writing or by telephone from the company at the following address and telephone number:

Duke Energy

526 South Church Street

Charlotte, North Carolina 28202

(800) 488-3853

Attention: Investor Relations

www.duke-energy.com/investors

See “Where You Can Find More Information” beginning on page 24.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Duke Energy” “we,” “our,” or “us” refer to Duke Energy Corporation, and its direct and indirect subsidiaries.

i

THE COMPANY

Duke Energy Corporation (“Duke Energy”) is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. We supply, deliver and process energy for customers in the Americas. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol “DUK.” We are a Delaware corporation formed on May 3, 2005 that holds Duke Power Company LLC (“Duke Power”), Cinergy Corp. (“Cinergy”) and Duke Capital LLC (“Duke Capital”) as direct wholly-owned subsidiaries after the completion of the mergers described below. We were previously named Duke Energy Holding Corp. and were renamed Duke Energy Corporation after consummation of the mergers. Our principal executive offices are located at 526 South Church Street, Charlotte, North Carolina, 28202-1803. Our telephone number is (704) 594-6200.

We have the following segments: U.S. Franchised Electric & Gas, Natural Gas Transmission, Field Services (which contains our equity investment in Duke Energy Field Services), North American Non-Regulated Generation, International and Crescent Resources, LLC (“Crescent”).

U.S. Franchised Electric & Gas generates, transmits, distributes and sells electricity in central and western North Carolina, western South Carolina and Indiana; and provides combined electric and gas sales, transmission and distribution service in the southwestern portion of Ohio and northern Kentucky.

Natural Gas Transmission provides transportation and storage of natural gas for customers in the Eastern and Southeastern U.S. and in Ontario and British Columbia in Canada. Natural Gas Transmission also provides natural gas sales and distribution services to retail customers in Ontario, natural gas gathering and processing services to customers in Western Canada and other energy related services.

Field Services includes our investment in Duke Energy Field Services, LLC (“DEFS”), which gathers, compresses, treats, processes, transports, trades and markets, and stores natural gas and fractionates, transports, trades, markets, and stores natural gas liquids. DEFS is 50% owned by ConocoPhillips and 50% owned by Duke Energy. DEFS gathers raw natural gas through gathering systems located in seven major natural gas producing regions: Permian Basin, Mid-Continent, ArklaTex, Gulf Coast, South, Central and the Rocky Mountains.

North American Non-Regulated Generation (“NANRG”) operates and manages power plants, primarily in the Midwestern portion of the U.S., and markets electric power and natural gas related to these plants and other contractual positions. NANRG also performs energy risk management activities and provides customized energy solutions.

International operates and manages power generation facilities and engages in sales and marketing of electric power and natural gas outside the United States and Canada. It conducts operations primarily through Duke Energy International, LLC and its activities target power generation in Latin America.

Crescent develops and manages high-quality commercial, residential and multi-family real estate projects primarily in the Southeastern and Southwestern United States. Some of these projects are developed and managed through joint ventures. Crescent also manages “legacy” land holdings in North and South Carolina.

DUKE POWER COMPANY LLC

Duke Power, a North Carolina limited liability company, is a franchised electric utility that generates, transmits, distributes and sells electricity in central and western North Carolina and western South Carolina. Its electric operations are subject to the rules and regulations of the North Carolina Utilities Commission, the Public Service Commission of South Carolina and the Federal Energy Regulatory Commission

Prior to the merger with Cinergy described below, Duke Power was named Duke Energy Corporation, a North Carolina corporation. In the merger with Cinergy, the North Carolina corporation converted to a limited liability company, changed its name to Duke Power and became a wholly-owned subsidiary of the new Duke Energy Corporation, a Delaware corporation.

CINERGY CORP.

Cinergy is a Delaware corporation organized in 1993 and owns all of the outstanding common stock of The Cincinnati Gas & Electric Company (“CG&E”) and PSI Energy, Inc. (“PSI”), both of which are public utilities, as well as Cinergy Investments (“Investments”), its non-regulated investment holding company. CG&E is a combination electric and gas public utility company that provides service in the southwestern portion of Ohio and, through The Union Light, Heat and Power Company ULH&P, in nearby areas of Kentucky. PSI is a vertically integrated and cost of service regulated electric utility that provides service in north central, central, and southern Indiana. Investments is primarily engaged in investing in cogeneration and energy efficiency investments and through its subsidiaries, natural gas market and trading operations.

DUKE CAPITAL LLC

Duke Capital LLC (“Duke Capital”), a wholly-owned subsidiary of Duke Energy, is a Delaware limited liability company that operates the following business units described above: Natural Gas Transmission, Field Services, North American Non-Regulated Generation, International and Crescent.

MERGER

On May 9, 2005 Duke Energy NC and Cinergy announced that they entered into a definitive merger agreement. The transaction contemplated by the merger agreement was consummated on April 3, 2006 at which time each common share of Cinergy was converted into 1.56 shares of common stock of Duke Energy and each share of Duke Energy NC was converted into one share of common stock of Duke Energy. In connection with the merger, Duke Energy NC was converted to a limited liability company named Duke Power Company LLC and became a wholly-owned subsidiary of Duke Energy. Duke Capital LLC and Cinergy also became wholly-owned subsidiaries of Duke Energy.

SUMMARY OF THE PLAN

•	Enrollment: An interested investor who does not already own shares of our common stock may enroll in the Plan by making an initial investment of at least $250 and submitting a completed Enrollment Form. Shareholders enrolled in the Plan do not need to take any action to continue to participate. Other shareholders may participate by submitting a completed Enrollment Form. If your shares of our common stock are held in a brokerage account, you may participate directly by registering some or all of those shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf.

•	Reinvestment of Dividends: You may elect to have all or a portion of your cash dividends on our common stock automatically reinvested toward the purchase of additional shares of our common stock without paying any fees. You also have the option of receiving a cash dividend on all or a portion of the shares held in your Account under the Plan.

•	Optional Investments: You may invest additional funds in our common stock through optional investments of at least $50 for any single investment up to $100,000 per month. You may make such optional investments occasionally or at regular intervals, as you desire. Optional investments in excess of $100,000 per month may only be made in accordance with the procedures described in “Optional Investments Over Maximum Monthly Amount” under “Optional Investments” below, including the submission of an electronic mail request—a “Request for Waiver”—to us, and require our written approval, which we may grant or refuse to grant in our sole discretion. Optional investments will be fully invested in our common stock through the purchase of whole shares and fractional shares. We will pay or reinvest proportionate cash dividends on fractional shares of our common stock depending upon your reinvestment election.

•	Safekeeping of Certificates: The Plan offers a safekeeping service whereby you may deposit certificates representing our common stock held in certificate form into the Plan. You can select this service without participating in any other feature of the Plan. The safekeeping service is free of any service charges.

•	Gifts or Transfer of Shares: You may direct us to transfer all or a portion of the shares of our common stock credited to your Account to another person, whether or not the transferee is a participant in the Plan. There is no cost for this service, and it is available for all shares held in the Plan, including shares deposited into the Plan for safekeeping.

•	Sale of Shares: You may sell shares of our common stock credited to your Account (including those shares deposited into the Plan for safekeeping) through the Plan. A nominal brokerage commission and any required tax withholdings or transfer taxes will be deducted from the proceeds that you receive from the sale.

•	Statement of Account: You will receive a statement for each month during which your Account has had activity. All participants in the Plan will receive a quarterly statement of account.

•	Fees: You will not be charged any fees for the purchase of shares through your Account. A nominal brokerage commission (currently $0.05 per share) will be deducted from the proceeds of any sale of shares credited to your Account.

•	Principal Executive Offices: Our principal executive offices are located at 526 South Church Street, Charlotte, NC 28202, telephone (704) 594-6200.

RISK FACTORS

Investing in our common stock involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in Duke Power’s Annual Report on Form 10-K for the year ended December 31, 2005 and the section captioned “Risk Factors” in Cinergy’s Annual Report on Form 10-K for the year ended December 31, 2005, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated into this prospectus by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors identified in Duke Power’s and Cinergy’s Annual Report on Form 10-K for the year ended December 31, 2005, those factors include:

•	State, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed at and degree to which competition enters the electric and natural gas industries;

•	The outcomes of litigation and regulatory investigations, proceedings or inquiries;

•	Industrial, commercial and residential growth in our service territories;

•	Additional competition in electric or gas markets and continued industry consolidation;

•	The weather and other natural phenomena, including the economic, operational and other effects of hurricanes and ice storms;

•	The timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•	General economic conditions, including any potential effects arising from terrorist attacks and any consequential hostilities or other hostilities;

•	Changes in environmental and other laws and regulations to which we and our subsidiaries are subject;

•	The results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	Declines in the market prices of equity securities and resultant cash funding requirements for our defined benefit pension plans;

•	The level of creditworthiness of counterparties to our transactions;

•	The amount of collateral required to be posted from time to time in our transactions;

•	Growth in opportunities for our business units, including the timing and success of efforts to develop domestic and international power, pipeline, gathering, processing and other infrastructure projects;

•	The performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities;

•	The performance of electric generation, pipeline and gas processing facilities;

•	The extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding gas and electric markets;

•	The effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	Conditions of the capital markets and equity markets during the periods covered by the forward-looking statements; and

•	The ability to successfully complete merger, acquisition or divestiture plans, including the prices at which we are able to sell assets; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this prospectus by us or anyone acting for us. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will receive proceeds from the purchase of our common stock pursuant to the Plan only to the extent that those purchases are of newly issued shares of our common stock made directly from us, and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes. We cannot estimate the amount of any such proceeds at this time.

ADMINISTRATION OF THE PLAN

Our Investor Relations Department serves as Administrator of the Plan. Its responsibilities include:

•	receiving optional investments;

•	maintaining records;

•	issuing statements of account; and

•	performing other duties required by the Plan.

A custodian bank that we have selected holds shares registered in the Plan’s nominee name representing the aggregate number of whole shares of our common stock purchased under, or deposited for safekeeping into, the Plan and credited to participants’ Accounts. The Administrator will forward funds to be used to purchase shares of our common stock in the open market to an Independent Agent that we have selected. The Independent Agent is responsible for purchasing and selling shares of our common stock in the open market for participants’ Accounts in accordance with the Plan.

You may contact the Administrator as detailed below.

TELEPHONE NUMBERS AND MAILING ADDRESS

For information about the Plan:

Toll-free telephone #: (800) 488-3853

Charlotte telephone #: (704) 382-3853

FAX: (704) 382-3814

Internet: www.duke-energy.com/investors

Contact us online: www.duke-energy.com/contactIR

You should mail written requests and optional investments to:

Duke Energy Investor Relations Department P.O. Box 1005 Charlotte, NC 28201-1005	For Overnight Delivery: 526 South Church Street Charlotte, NC 28202-1904

For website and electronic mail information relating to optional investments pursuant to Requests for Waiver, see “Optional Investments Over Maximum Monthly Amount” under “Optional Investments” below.

ENROLLMENT

You are eligible to participate in the Plan if you meet the requirements outlined below. If you are a citizen or resident of a country other than the United States, its territories and possessions, you must first determine that participating in the Plan will not violate local laws applicable to us, the Plan and you as a participant.

If you do not currently own any shares of our common stock, you may join the Plan after receiving a copy of this prospectus and returning a completed Enrollment Form along with your initial investment of at least $250. Any initial investment greater than $100,000 will require your submitting a Request for Waiver to us and your receiving our prior approval and must be made in accordance with the procedures described in “Optional Investments Over Maximum Monthly Amount” under “Optional Investments” below. Some state securities laws require that a registered broker-dealer send information to their residents. A registered broker-dealer will forward this Prospectus and the Enrollment Form to residents of those states rather than our providing that information directly to those residents.

If you already own shares of our common stock and those shares are registered in your name, you may join the Plan after receiving a copy of this prospectus and returning a completed Enrollment Form. Registered shareholders should be sure to sign their names on the Enrollment Form exactly as they appear on their stock certificates. If you are currently participating in the Plan, you do not need to take any action to continue to participate. However, if you wish to change your participation in any way, please contact the Administrator for instructions.

If you hold your shares of our common stock in a brokerage, bank or other intermediary account—that is, in “street name,” you may participate in the Plan by instructing your broker, bank or other intermediary account to register the shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf. As another option, you may request a copy of this prospectus from the Administrator and return a completed Enrollment Form along with an initial investment of at least $250 to Duke Energy Investor Relations.

Information on electronic enrollment and payment under the Plan may be found on our website at www.duke-energy.com/investors/shareholders/purchase.

INVESTMENT OPTIONS

The options regarding the reinvestment of your dividends are listed below. You may change a reinvestment decision at any time by notifying Duke Energy Investor Relations in writing. Your notification must be received prior to the record date for a dividend for it to be reinvested. The dividend record date for our common stock is normally the Friday closest to the 15th of February, May, August or November.

FULL DIVIDEND REINVESTMENT—Your cash dividends on all shares of our common stock are automatically reinvested. This includes reinvestment on Plan shares as well as shares held outside of the Plan.

PARTIAL DIVIDEND REINVESTMENT—You must specify the number of shares of our common stock, including Plan shares on which you wish to receive cash dividends. Dividends on the remaining shares are reinvested.

NO DIVIDEND REINVESTMENT/OPTIONAL INVESTMENTS ONLY—You will receive cash dividends on all shares of our common stock, including Plan shares.

Direct Deposit of Cash Dividends: If you choose the partial dividend reinvestment option or the no dividend reinvestment option, you may elect to have all of your cash dividends deposited directly into your U.S. bank account on the dividend payment date instead of receiving a check by mail. To make this election, you must complete a direct deposit authorization form and return it to the Administrator, along with a voided check for the designated bank account. The direct deposit authorization form is available from the Administrator. In order to initiate, change or stop the direct deposit of dividends, Duke Energy Investor Relations must receive your written request at least 30 days before the dividend payment date.

OPTIONAL INVESTMENTS

You can purchase shares of our common stock by using the Plan’s optional investment feature. To purchase shares by making optional investments, you must invest at least $50 at any one time (at least $250 for an initial investment if you are not already a shareholder) but cannot invest more than $100,000 per month, except as described below under “Optional Investments Over Maximum Monthly Amount.” Any optional investment of less than $50 ($250 for an initial investment by an investor who is not a shareholder) and the portion of any optional investment or investments totaling more than $100,000 per month, except for optional investments made pursuant to Requests for Waiver, will be returned without interest. You have no obligation to make any optional investments under the Plan.

•	Timing of Investments: An “Investment Date” for optional investments will occur each Thursday, or, if that day is not a business day, the business day immediately following that Thursday, except that an Investment Date for optional investments made pursuant to Requests for Waiver will occur only once each month—on the 3rd day of the month, or, if that day is not a business day, the business day immediately following that day. The Administrator must receive optional investments, other than optional investments pursuant to Requests for Waiver, no later than two business days before an Investment Date for those investments to be invested in our common stock beginning on that Investment Date. Otherwise, the Administrator may hold those funds and invest them beginning on the next Investment Date. No interest will be paid on funds held by the Administrator pending investment. Accordingly, you may wish to transmit any such investments so as to reach the Administrator shortly—but not less than two business days—before an Investment Date in order to minimize any time period during which your funds are not invested. Optional investments made pursuant to Requests for Waiver must be made at the times and in accordance with the procedures described in “Optional Investments Over Maximum Monthly Amount” below.

Dividend payments that you have designated for reinvestment will be invested after the dividend payment date for the Investment Date immediately following.

•	Method of Payment:

Check or Money Order—You may make optional investments (other than optional investments made pursuant to Requests for Waiver) during any month by delivering to the Administrator a completed optional investment stub (the tear-off portion located at the top of your statement) or an Enrollment Form and a personal check or money order made payable to Duke Energy Corporation. Cash payments will not be accepted.

Automatic Bank Draft—You may pre-authorize the Administrator to deduct a set amount ($25 minimum) from a U.S. checking, savings or credit union account. To initiate the bank draft, you must complete and sign the Bank Draft Authorization section of the Enrollment Form and return it to the Administrator with a voided check for the bank account from which funds are to be drafted. Automatic bank drafts will be initiated as promptly as practicable. After the automatic bank draft is established, funds will be drawn on the 16th of each month or if that date falls on a non-business day, the next business day. If the draft occurs on any day other than a Friday, funds drafted will be invested in our common stock during the same week. Bank drafts occurring on a Friday will be invested on the Investment Date occurring in the following week. You should allow up to 4 weeks for the first automatic bank draft to be initiated. In order to terminate an automatic bank draft, you must notify the Administrator in writing at least 10 business days before the next automatic bank draft date in order for the termination to be effective by that date.

Other forms of payment, such as wire transfers, may be made, but only if the Administrator provides advance approval. You should direct any inquiries regarding other forms of payment to the Administrator as indicated above under the caption “Telephone Numbers and Mailing Address.” The Administrator may impose fees for checks or drafts returned for insufficient funds, in amounts determined from time to time.

•	Dividends on Shares Purchased: If shares that you have purchased by optional investment are added to your Account on or before a dividend record date, you will receive the upcoming dividend on those newly added shares as well as any other shares already credited to your Account. We generally pay dividends on our common stock on the 16th of March, June, September and December to shareholders of record on the Friday closest to the 15th of February, May, August and November. Thus, shares purchased by optional investment by the first Investment Date occurring in February, May, August and November will be credited to your Account in time to receive dividends payable with respect to the dividend record date in that month.

•	Pending Investments. Optional investments, pending investment pursuant to the Plan, will be credited to your Account and held in a trust account which will be separate from any of our other funds or monies. Any such investments that are not invested in our common stock within 30 days of receipt will be promptly returned to you.

•	Optional Investments Over Maximum Monthly Amount: Optional investments in excess of $100,000 per month (including any initial investments in excess of $100,000) may be made only with our approval by investors that submit Requests for Waiver in accordance with the procedure described under “Electronic Submission of Requests of Waiver” below.

Any investor interested in submitting a Request for Waiver that is not already a Plan participant must first submit a completed Enrollment Form to the Administrator. Any Plan participant that is interested in submitting a Request for Waiver must first notify the Administrator using the contact information beginning on page 7 of this prospectus. The Administrator will assign to the participant a unique account number and an accompanying password, which will allow access to a secure website set up to receive Requests for Waiver. See “Electronic Submission of Requests for Waiver” below.

We have sole discretion to accept or not accept any optional investments made pursuant to a Request for Waiver. In deciding whether to accept or not accept any such optional investment, we will consider relevant factors, including:

•	whether the Plan is then purchasing newly issued shares of our common stock or is purchasing shares of our common stock through open market purchases;

•	our need for additional funds;

•	the attractiveness of obtaining those funds through the sale of our common stock under the Plan in comparison to other sources of funds;

•	the purchase price likely to apply to any sale of our common stock under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares that party holds of record;

•	the discount proposals submitted; and

•	the aggregate amount of optional investments for which Requests for Waiver have been submitted for the month.

If Requests for Waiver are submitted for any Investment Date for a total amount greater than the amount we are then willing to accept, we may honor any, all or none of those requests on any basis that we, in our sole discretion, consider appropriate.

Electronic Submission of Requests for Waiver—The Administrator will maintain a website at www.duke-energy.com/investors/shareholders/drip, which will contain information on whether or not we will accept optional investments pursuant to Requests for Waiver in the current month. The website will also contain a form for submitting a Request for Waiver via electronic mail through the website.

The Administrator must receive electronic Requests for Waiver between 8:00 a.m. (New York City time) on the third business day before the first day of the pricing period for the relevant Investment Date, and 10:00 a.m. on the second business day before the first day of such pricing period. Each Request for Waiver must include, in addition to certain investor information and the dollar amount which the investor wishes to invest, a “discount proposal” specifying the waiver discount which the investor proposes to be applicable to its optional investment. For further information on waiver discounts, see “Waiver Discount” below. The waiver discount in the discount proposal must be expressed as a percentage carried out to two decimal places.

The Administrator will notify investors whose Requests for Waiver have been accepted by us by 5:00 p.m. on the second business day before the first day of the applicable pricing period, and must receive their optional investments by wire transfer no later than 12:00 noon on the first business day before the first day of the applicable pricing period. The Administrator will apply all optional investments made pursuant to Requests for Waiver that are so received to the purchase of shares of our common stock on the next Investment Date. All such optional investments received after 12:00 noon on the first business day before the first day of the relevant pricing period will be returned without interest. No interest will be paid on funds held by the Administrator pending investment.

Pricing Period—The price of each newly issued share of our common stock purchased pursuant to a Request for Waiver will be the average of the daily high and low sale prices, computed to four decimal places, of our common stock as reported on the New York Stock Exchange for the relevant “pricing period”—that is, the ten trading days immediately preceding the relevant Investment Date (except as provided below in “Threshold Price”)—less an amount based on any applicable waiver discount as described below. A “trading day” means a day on which trades in our common stock are reported on the New York Stock Exchange.

Threshold Price—We may, in our sole discretion, establish for any pricing period a “threshold price” applicable to optional investments made pursuant to Requests for Waiver. The threshold price will be the minimum price applicable to purchases of our common stock made pursuant to Requests for Waiver during the applicable pricing period as set forth below. At least three business days before the first day of the applicable pricing period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will notify the Administrator. We will make that determination, in our sole discretion, after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs.

The threshold price will be the dollar amount that the average of the high and low sale prices of our common stock on the New York Stock Exchange must equal or exceed for each trading day during the relevant pricing period. In the event that the threshold price is not satisfied for a trading day during the pricing period, then that trading day will be excluded from the pricing period. Additionally, a trading day will be excluded if no trades in our common stock are reported on the New York Stock Exchange for that day. For example, if the threshold price is not satisfied for one of the ten trading days in a pricing period, then the purchase price will be based upon the remaining nine trading days in which the threshold price was satisfied.

A portion of each optional investment made pursuant to a Request for Waiver will be returned for each trading day during a pricing period on which the threshold price is not satisfied and for each trading day on which no trades of our common stock are reported on the New York Stock Exchange. The returned amount will equal one-tenth of the total amount of that optional investment for each trading day that the threshold price is not satisfied. For example, if the threshold price is not satisfied or no sales are reported for one of the ten trading days in a pricing period, one-tenth of the optional investment will be returned without interest.

The establishment of the threshold price and the possible return of a portion of the investment in the event a threshold price is not satisfied, apply only to optional investments made pursuant to Requests for Waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Administrator will be required to provide any written notice of the threshold price, if any, for any pricing period.

Waiver Discount—We may, in our sole discretion, permit a “waiver discount” of 0% to 3% from the market price applicable to optional investments made pursuant to Requests for Waiver for a particular Investment Date, and, if a waiver discount is permitted, establish a maximum waiver discount of not more than 3% for that Investment Date. For any Request for Waiver to be considered by us, the waiver discount, if any, in the applicable discount proposal may not exceed the maximum waiver discount, if any, for the relevant Investment Date. The maximum waiver discount may vary for different Investment Dates but will apply uniformly to all optional investments made pursuant to Requests for Waiver with respect to a particular Investment Date.

We will determine, in our sole discretion, the amount of any maximum waiver discount after a review of current market conditions, the level of participation and our current and projected capital needs. At least three business days before the first day of the applicable pricing period, we will determine whether to permit a waiver discount and, if a waiver discount is permitted, the amount of the maximum waiver discount, and will notify the Administrator. Neither we nor the Administrator will be required to provide any written notice of the maximum waiver discount, if any, for any pricing period.

Participants with access to the Plan’s website may ascertain the threshold price and the maximum waiver discount applicable to Requests for Waiver that we will accept, if any, for any given pricing period by logging on to www.duke-energy.com/investors/shareholders/drip at any time after 8:00 a.m. on the third business day before the first day of the relevant pricing period.

Optional investments that do not exceed $100,000 per month as well as dividend reinvestments will not be subject to a waiver discount or a threshold price.

PURCHASE OF SHARES

•	Source of Shares: Shares of our common stock needed to meet the requirements of the Plan will be either newly issued shares purchased directly from us or shares purchased in the open market by an Independent Agent. We will not change our determination regarding the source of shares more than once in any 3-month period.

•	Pricing of Newly Issued Shares: The price of each newly issued share purchased directly from us for dividend reinvestments or for optional investments not exceeding $100,000 per month will be the average of the high and low sale prices of our common stock reported on the New York Stock Exchange Composite Tape for the trading date preceding the Investment Date. In the event no trading is reported for that trading day, we may determine the purchase price on the basis of market quotations as we deem appropriate. The price of each newly issued share of common stock purchased pursuant to Request for Waiver is described above under “Optional Investments Over Maximum Monthly Amount.”

•	Pricing of Shares Purchased in the Open Market: The price of any shares of our common stock purchased in the open market to satisfy Plan requirements will be the weighted average price per share of the aggregate number of shares purchased for the relevant Investment Date. The number of shares (including any fraction of a share, rounded to four decimal places) of our common stock purchased in the open market that is credited to your Account for a particular Investment Date will be determined by dividing the total amount of cash dividends, optional investments and/or initial investments to be invested for you on that Investment Date by the relevant purchase price per share. We will pay any brokerage fees that the Plan incurs for open market purchases. Such brokerage fees will be reported to you as taxable income and will become a part of the cost of shares purchased on your behalf.

The Independent Agent may commingle your funds with those of other participants in the Plan for the purpose of executing purchase and sale transactions.

•	Timing of Purchases: Purchases in the open market may begin on the relevant Investment Date and will be completed no more than 15 days after that Investment Date. For dividends being reinvested, purchases may begin immediately after the dividend payment date. Funds not invested in our common stock within 30 days of receipt will be promptly returned to you. With regard to open market purchases of shares of our common stock by an Independent Agent, neither we, the Administrator, nor any participant in the Plan will have any authority or power to:

•	direct the time or price at which shares may be purchased;

•	designate the markets on which shares are to be purchased; or

•	select the broker or dealer (other than the Independent Agent) through which purchases may be made.

Therefore, you will not be able to precisely time your purchases through the Plan, and will bear the market risk associated with fluctuations in the price of our common stock.

SALE OF SHARES

You may request, at any time, that all or a portion of the shares of our common stock credited to your Account be sold by delivering written instructions to the Administrator. Those instructions may be sent either by mail or telecopier (fax) and must be signed by all registered holders of those shares. The Administrator will forward the instructions to the Independent Agent, who will sell the shares as promptly as practicable. The Independent Agent cannot, however, sell any certificated shares owned by a participant in the Plan unless the certificates are first deposited into the Plan using the safekeeping feature.

The Administrator reserves the right to close your Account if the share balance in the Account is less than one whole share. If the Administrator exercises this right, you will receive a check for the value of any fractional share less applicable brokerage commissions and any required tax withholdings or transfer taxes.

•	Timing of Sales: The Independent Agent will generally make sales of Plan shares at least weekly, or more frequently if volume dictates. With regard to those sales, neither we, the Administrator, nor any participant in the Plan will have any authority or power to:

•	direct the time or price at which shares may be sold;

•	designate the markets on which shares are to be sold; or

•	select the broker or dealer (other than the Independent Agent) through which sales may be made.

Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuations in the price of our common stock. You may also choose to sell your shares through a stockbroker of your choice, in which case you should withdraw the shares by requesting a certificate for your shares from Duke Energy Investor Relations. See “Issuance of Certificates” in this prospectus for more information.

•	Pricing of Shares Sold: The sale price of any shares sold will be the weighted average price of all shares sold for participants in the Plan during the period in which the Independent Agent is provided with Plan shares for that sale. You will receive the proceeds of the sale, less a nominal brokerage fee (currently $0.05 per share) and any required tax withholdings or transfer taxes.

SAFEKEEPING OF CERTIFICATES

You may deposit any shares of our common stock that you hold in certificate form into the Plan for safekeeping by delivering those stock certificates, unendorsed, to the Administrator and requesting that the shares be credited to your Account. You may do this at the time of enrollment by delivering the certificates along with a completed Enrollment Form or at any later time. Also, shares issued in direct registration are eligible for safekeeping in the Plan by delivering written instructions to the Administrator. The safekeeping feature is offered at no charge to you and eliminates the risk associated with the loss of stock certificates.

The shares of our common stock that you deposit will be credited to your Account and will be treated in the same manner as shares of our common stock purchased under the Plan and credited to your Account. Cash dividends paid on shares of our common stock that are deposited into the Plan for safekeeping will be paid to you or reinvested in shares of our common stock in accordance with your reinvestment election as designated on your Enrollment Form.

GIFTS OR TRANSFERS OF SHARES

You may give or transfer shares of our common stock to anyone you choose by:

•	making an initial investment to establish an Account in the recipient’s name. Simply complete and submit an application to the Administrator in the recipient’s name together with the required initial investment of at least $250 but not more than $100,000; or

•	making an optional investment in an amount of at least $50 but not more than $100,000, on behalf of an existing participant; or

•	transferring shares from your Account to another person as described below.

You may transfer ownership of all or part of your Plan shares by delivering a written request to the Administrator with instructions for the change in ownership. Requests for Account transfers are subject to the same requirements as requests for the transfer of securities, including the requirement that the Administrator receive a properly executed and signed stock power with signatures guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

The Administrator will continue to hold shares transferred under the Plan. The Administrator will open an Account in the name of the transferee, if the transferee is not already a participant, and the transferee will automatically be enrolled in the Plan. The transferee will receive an Enrollment Form and may make elections on the form with regard to the reinvestment of cash dividends on the transferred shares. If no election is made, cash dividends will be reinvested on behalf of the transferee. A statement will be sent to the transferee showing the transfer of shares into his or her Account unless you request otherwise.

The transfer will be made as soon as practicable after the Administrator receives the required documentation. Requests for transfer of the entire Account balance received after a dividend record date but before the related dividend payment date will be held until the dividend has been paid, reinvested in our common stock and applied to your Account.

Shares of our common stock credited to your Account may not be pledged or assigned. If you wish to pledge or assign your shares, you must withdraw those shares from your Account.

ISSUANCE OF CERTIFICATES

You may obtain at any time, free of charge, a certificate for all or a part of the whole shares of our common stock credited to your Account upon written request to the Administrator. The reverse side of the statement top may be used for this purpose. Those certificate(s) will be mailed by first class mail, within two business days of the Administrator’s receipt of the written request, to your address of record. The issuance of Plan shares in certificate form will not change your reinvestment instructions unless you direct otherwise. Any remaining whole or fractions of shares of our common stock will continue to be credited to your Account. Certificates for fractions of shares of our common stock will not be issued under any circumstances.

Certificates will be issued in the name or names in which the Account is registered unless you instruct otherwise. If the certificate is issued in a name other than your Account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

CONVERT TO DIRECT REGISTRATION

You may convert at any time, free of charge, to direct registration form for all or a part of the whole shares of our common stock credited to your Account upon written request to the Administrator. The reverse side of the statement top may be used for this purpose. The conversion of Plan shares to direct registration form will not change your reinvestment instructions unless you direct otherwise. Any remaining whole or fractions of shares of our common stock will continue to be credited to your Account. No fractional shares of our common stock will be issued in direct registration form under any circumstances.

Shares in direct registration form will be issued in the name(s) in which the Account is registered unless you instruct otherwise. If the shares are to be issued in a name other than your Account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.

STATEMENTS OF ACCOUNT

You will receive a quarterly statement showing all transactions for your Account during the current calendar year. You will receive supplemental statements in months in which you made an optional investment or deposited, transferred or withdrew shares under the Plan. The Administrator will also send a statement promptly after the sale of shares under the Plan. If you participate in the Plan through a broker, bank or other intermediary account, you should contact that party regarding your statement.

Please notify Duke Energy Investor Relations promptly of any change in your address. The Administrator will mail all notices, statements and reports to your address of record. You should retain the statements that you receive in order to establish the cost basis of shares purchased under the Plan for tax and other purposes.

TERMINATION OF PARTICIPATION

You may terminate your participation in the Plan at any time by delivering written instructions to the Administrator, either by mail or telecopier (fax), signed by all registered holders listed on the Account. Upon termination, you must elect either to receive a certificate or direct registration shares for the number of whole shares held in your Account and a check for the value of any fractional share, or to have all the shares in your Account sold for you as described under the caption “Sale of Shares” in this prospectus.

The Administrator will send your stock certificates, statement and/or proceeds to you as soon as practicable. If the Administrator receives a notice of termination after a dividend record date but before the related dividend payment date, a separate dividend check will be mailed to you on the dividend payment date. Thereafter, cash dividends on any remaining shares of our common stock that you hold will be paid to you and will not be reinvested.

OTHER INFORMATION

•	Stock Dividend/Stock Split: Any stock dividends or split shares that we distribute on shares credited to your Account will be added to your Account. Stock dividends or split shares that we distribute on shares registered in your name outside of the Plan will be mailed directly to you in the same manner as to holders of shares of our common stock who are not participating in the Plan.

•	Rights Offering: Your entitlement under the Plan in a regular rights offering will be based upon your total holdings of our common stock in the Plan. We will issue rights certificates only for the number of whole shares credited to your Account. Rights based on a fraction of a share held in your Account will be sold for the Account and the net proceeds will be invested in our common stock and added to your Account by the end of the following month.

•	Voting of Proxies: You will have the exclusive right to exercise all voting rights with respect to shares of our common stock credited to your Account. You will receive proxy materials from us for each shareholder meeting, including a proxy statement and a form of proxy covering all shares credited to your Account and all shares of stock registered in your name outside of the Plan as of the record date for the shareholder meeting. You are encouraged to enroll for electronic delivery of proxy materials by going to www.icsdelivery.com/duk and following the instructions.

•	Shareholder Communications: In addition to proxy materials, participants in the Plan will have the right to receive all communications sent to holders of our common stock generally.

•	Responsibility of the Administrator, the Independent Agent and us: Neither the Administrator (including us acting as such) nor the Independent Agent will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including any claim of liability arising out of failure to terminate your Account upon your death prior to receipt of written notice of your death, or with respect to the prices at which shares of our common stock are purchased or sold for your Account and the times when those purchases and sales are made.

•	Plan Modification or Termination: We reserve the right to suspend, modify or terminate the Plan at any time without the approval of participants in the Plan. We will send notice of any suspension, termination or significant modification of the Plan to all participants, who will in all events have the right to withdraw from participation.

•

Multiple Accounts: We reserve the right to aggregate all optional investments for participants with more than one Account using the same name, address or social security or taxpayer identification number. Also for the purpose of such limitations, all participants’ Accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event that we exercise our right to aggregate investments and the result would be an investment in excess of $100,000 per month without submission of a Request for Waiver and receipt of our approval in accordance with the procedures described in “Optional Investments Over Maximum Monthly Amount” under “Optional Investments” above, we will return, without interest, as promptly as practicable, any amount in excess of $100,000.

•	Transfer Agent and Registrar: We act as our own transfer agent and registrar for our common stock.

We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the Plan.

The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend. Nothing in the Plan obligates us to declare or pay any dividend on our common stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences regarding the Plan. This summary is based on current law and may be affected by future legislation, Internal Revenue Service rulings and other administrative pronouncements, income tax regulations and court decisions. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax law (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker dealers, foreign corporations and persons who are not citizens or residents of the United States). YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES (INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES) OF PARTICIPATING IN THE PLAN, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

In general, the amount of cash dividends paid by Duke Energy will be includable in your income even though reinvested under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) purchased in market transactions, you will be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any brokerage fees paid by us in connection with those purchases. You should be aware that, when we pay brokerage fees on your behalf for shares purchased in market transactions, the taxable income recognized by you as a participant in the Plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash.

If you make optional investments that are subject to a waiver discount, you may be treated as having received an additional dividend distribution equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the amount of your optional investment. The Internal Revenue Service has issued private letter rulings on plans similar to the Plan which ruled that shareholders making optional investments will not be treated as having received such dividend income if the shareholders are not also participants in the dividend reinvestment aspect of the plan. Private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to which they are issued.

We will report to you for tax purposes the dividends to be credited to your account as well as brokerage costs incurred by us on your behalf. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

The tax basis of shares acquired through the reinvestment of dividends pursuant to the Plan will generally equal the amount of distributions you are treated as receiving, as described above. The tax basis of shares purchased with optional investments will be equal to the amount of those investments increased by the amount of any additional dividend that you are treated as having received as a result of a waiver discount. The tax basis of shares purchased in the open market to satisfy Plan requirements will be increased by the amount of any brokerage fees incurred by the Plan on your behalf. Your December Plan statement will disclose all Plan activities for the year and may be useful when calculating your tax basis. The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

You will not realize any taxable income when you receive certificates for whole shares credited to your Account under the Plan. Upon the sale of either a portion or all of your shares from the Plan, you may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional share. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeded the Internal Revenue Code’s applicable period (currently one year) at the time of disposition.

If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

INTERPRETATION OF THE PLAN

Our officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations.

PLAN OF DISTRIBUTION

In connection with the administration of the Plan, we may be requested to approve optional investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business. In deciding whether to accept or not accept an optional investment made pursuant to such a Request for Waiver, we will consider relevant factors, including:

•	whether the Plan is then purchasing newly issued shares of our common stock or is purchasing shares of our common stock through open market purchases;

•	our need for additional funds;

•	the attractiveness of obtaining those funds through the sale of our common stock under the Plan in comparison to other sources of funds;

•	the purchase price likely to apply to any sale of our common stock under the Plan;

•	the person submitting the request, including the extent and nature of that person’s prior participation in the Plan and the number of shares that person holds of record;

•	the discount proposals submitted; and

•	the aggregate amount of optional investments for which Requests for Waivers have been submitted for the month.

We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional investments made pursuant to Requests for Waiver by such persons. If Requests for Waiver are submitted for any Investment Date for a total amount greater than the amount we are willing to accept, we may honor any, all or none of such requests on any basis that we, in our sole discretion, consider appropriate.

Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from the waiver discounts applicable to optional investments made pursuant to Requests for Waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the Plan. Upon withdrawal by a participant from the Plan by the sale of shares of our common stock held under the Plan, the participant will receive the proceeds of that sale less a nominal brokerage commission and any required tax withholdings or transfer taxes.

Our common stock may not be available under the Plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

EXPERTS

The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Duke Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended on March 31, 2006 and April 3, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph regarding the adoption of the provisions of Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” as of July 1, 2003 and Emerging Issues Task Force No. 02-03, “Accounting for Contracts Involved in Energy Trading and Risk Management,” as of January 1, 2003, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Cinergy’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports, (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph regarding the adoption in 2005 of the provisions of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations;” and the adoption in 2003 of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations;” Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities;” and the fair value recognition provisions of SFAS No. 123 “Accounting for Stock-Based Compensation,” (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of Duke Energy Field Services, LLC as of and for the year ended December 31, 2005, incorporated in this prospectus by reference from Amendment No. 1 to the Duke Energy Corporation Annual Report on Form 10-K/A for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEPPCO Partners, L.P. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in this registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005 and 2004 financial statements contain an explanatory paragraph that states that as discussed in Note 20 to the consolidated financial statements, the Partnership has restated its consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, partners’ capital and comprehensive income and cash flows for the years ended December 31, 2004 and 2003.

CERTAIN LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

WHERE YOU CAN FIND MORE INFORMATION

We, Duke Power and Cinergy file annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information that Duke Power, Cinergy and we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that Duke Power, Cinergy and we have previously filed with the SEC. These documents contain important business and financial information about Duke Power, Cinergy and us that is not included in or delivered with this prospectus.

Duke Energy Filings (File No. 1-32853)	Period

Current Report on Form 8-K	April 4, 2006 (the description of our common stock is contained in this filing which is also the filing pursuant to which our common stock is deemed registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended)

Duke Power Filings (File No. 1-4928) (formerly Duke Energy Corporation)	Period
Annual Report on Form 10-K/A, Amendment No. 2	Fiscal Year ended December 31, 2005

Annual Report on Form 10-K/A, Amendment No. 1	Fiscal Year ended December 31, 2005

Annual Report on Form 10-K	Fiscal Year ended December 31, 2005

Current Reports on Form 8-K	January 12, 2006, February 7, 2006, March 3, 2006, March 9, 2006(2), March 16, 2006, March 21, 2006 and March 30, 2006

Cinergy Filings (File No. 1-11377)	Period

Annual Report on Form 10-K	Fiscal Year ended December 31, 2005

Current Reports on Form 8-K	January 5, 2006, February 7, 2006, February 22, 2006 and March 7, 2006

We also incorporate by reference any filings made by Duke Energy Corporation with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document.

Shareholders can obtain any document incorporated by reference in this document from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge by requesting it in writing or by telephone from us at:

Duke Energy

526 South Church Street

Charlotte, North Carolina 28202

(800) 488-3853

Attention: Investor Relations

You may also obtain these documents from our website at www.duke-energy.com/investors or at the SEC’s internet site www.sec.gov by clicking on the “Search for Company Filings” link, then clicking on the “Company & Other Filers” link, and then entering our name in the “name” field or “DUK” in the ticker symbol field.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This prospectus is dated April 5, 2006. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. Neither the mailing of this prospectus to shareholders nor the issuance of our common stock create any implication to the contrary.

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted. You should assume that the information contained in the Prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

InvestorDirect

CHOICE

DUKE ENERGY CORPORATION

COMMON STOCK

(par value $0.001 per share)

PROSPECTUS

April 5, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution (Estimated):

SEC Filing Fee	$46,978.35
Printing Costs	80,000
Legal Fees and Expenses	15,000
Accounting Fees	10,000
Blue Sky Fees and Expenses	5,000
Miscellaneous	10,000

TOTAL	$166,978.35

*Actual

Item 15.	Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director of ours shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under applicable law.

Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses in any event. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Our bylaws further provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to our best interests except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

However, our bylaws provide that we will only provide indemnification pursuant to the bylaws (unless ordered by a court) if such indemnification is authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in the bylaws. Such determination is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of directors who are not parties to such action, suit or proceeding designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders. Such determination is to be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on our behalf. To the extent, however, that a present or former director or officer of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Our bylaws further provide that except for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors.

The indemnification and advancement of expenses provided by, or granted pursuant to, our bylaws are not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. It is our policy that indemnification shall generally be made to the fullest extent permitted by law. Our bylaws do not preclude indemnifying persons in addition to those specified in the bylaws but whom we have the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

We may also purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power or the obligation to indemnify such person against such liability under the provisions of the bylaws.

Each of the parties to the merger agreement agreed, that, to the fullest extent permitted under applicable law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the consummation of the Cinergy merger existing as of the date of the merger agreement in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified of Cinergy and its subsidiaries or Duke Power and its subsidiaries, as the case may be, as provided in their respective certificate or articles of incorporation, bylaws (or comparable organizational documents) or other agreements providing indemnification will survive the mergers and will continue in full force and effect in accordance with their terms. In addition, from and after the consummation of the Cinergy merger, directors, officers, employees and fiduciaries under benefit plans currently indemnified of Cinergy or Duke Power or their respective subsidiaries who become directors, officers, employees or fiduciaries under our benefit plans will be entitled to the indemnity rights and protections afforded to directors, officers, employees and fiduciaries under our benefit plans.

Further, the merger agreement provides that for six years after the consummation of the mergers, we will maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies maintained by Cinergy and Duke Power covering acts or omissions occurring on or prior to the consummation of the mergers with respect to those persons who are currently covered by Cinergy’s and Duke Power’s respective directors’ and officers’ liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of the merger agreement. If such no less favorable insurance coverage cannot be maintained, we will maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable. In addition, each of Duke Power and Cinergy may purchase a six-year “tail” prepaid policy prior to the consummation of the mergers on terms and conditions no less advantageous to the parties entitled to indemnification than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by Duke Power or Cinergy, as the case may be, covering without limitation the transactions contemplated by the merger agreement, including the mergers. If Duke Power or Cinergy purchases a “tail” prepaid policy prior to the consummation of the mergers, we will, and will cause Duke Power and Cinergy, as the case may be, after the consummation of the mergers, to maintain such policy in full force and effect, for its full term, and to continue to honor their respective obligations under such policy.

The merger agreement also provides that from and after the consummation of the Cinergy merger, we and the corporation surviving the Cinergy merger will jointly and severally indemnify and hold harmless each present director and officer of Cinergy or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date of the merger agreement, and any person who becomes such a director or officer between the date of the merger agreement and the consummation of the Cinergy merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the consummation of the Cinergy merger, whether asserted or claimed prior to, at or after the consummation of the Cinergy merger (including any matters arising in connection with the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law (and we and the surviving company in the Cinergy merger will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

The merger agreement further provides that from and after the consummation of the Duke Energy merger, we and Duke Power, the corporation surviving the Duke Energy merger, will jointly and severally indemnify and hold harmless each director and officer of Duke Power or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date of the merger agreement, and any person who becomes such director or officer between the date of the merger agreement and the consummation of the Duke Energy merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the consummation of the Duke Energy merger, whether asserted or claimed prior to, at or after the consummation of the Duke Energy merger (including any matters arising in connection with the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law (and we or Duke Power will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

The obligations of us, the surviving company in the Cinergy merger and Duke Power will not be terminated or modified by such parties in a manner so as to adversely affect any of the persons entitled to indemnification without the consent of such affected persons. If we, the surviving company in the Cinergy merger or Duke Power or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not to be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions will be made so that the successors and assigns of us, the surviving company in the Cinergy merger or Duke Power, as the case may be, assumes all of the foregoing indemnification obligations.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated by reference.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however,

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a posteffective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B: [Not applicable]; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Duke Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on April 5, 2006.

DUKE ENERGY CORPORATION (Registrant)

By:	JAMES E. ROGERS*
Name: James E. Rogers
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

JAMES E. ROGERS* James E. Rogers	Director and President and Chief Executive Officer (Principal Executive Officer)	April 5, 2006

DAVID L. HAUSER* David L. Hauser	Chief Financial Officer (Principal Financial Officer)	April 5, 2006

STEVEN K. YOUNG* Steven K. Young	Vice President and Controller (Principal Accounting Officer)	April 5, 2006

SIGNATURE	TITLE	DATE

Majority of Directors:

PAUL M. ANDERSON*	Director	April 5, 2006
G. ALEX BERNHARDT SR.*	Director	April 5, 2006
MICHAEL G. BROWNING*	Director	April 5, 2006
PHILLIP R. COX*	Director	April 5, 2006
ANN MAYNARD GRAY*	Director	April 5, 2006
JAMES H. HANCE JR.*	Director	April 5, 2006
JAMES E. ROGERS*	Director	April 5, 2006
JAMES T. RHODES*	Director	April 5, 2006
DUDLEY S. TAFT*	Director	April 5, 2006

*  The undersigned, by signing his name hereto, does hereby sign this document on behalf of the registrant and on behalf of each of the above-named persons indicated above by asterisks, pursuant to a power of attorney duly executed by the registrant and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

By:	/s/ ROBERT T. LUCAS III
Attorney-in-Fact April 5, 2006

INDEX TO EXHIBITS

Exhibit No.		Exhibits

2.1	*	Agreement and Plan of Merger dated as of May 8, 2005, as amended as of July 11, 2005, amended as of October 3, 2005, and amended as of March 30, 2006 (filed with Form 8-K, File No. 1-32853, dated April 4, 2006, as Exhibit 2.1)

3.1	*	Amended and Restated Certificate of Incorporation of Duke Energy Corporation (filed with Form 8-K, File No. 1-32853, dated April 4, 2006, as Exhibit 3.1)

3.2	*	Amended and Restated Bylaws of Duke Energy Corporation (filed with Form 8-K, File No. 1-32853, dated April 4, 2006, as Exhibit 3.2)

5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Energy Corporation

23.2		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Cinergy Corp.

23.3		Consent of Deloitte & Touche LLP, Independent Auditors for Duke Energy Field Services, LLC

23.4		Consent of KPMG LLP, Independent Registered Public Accounting Firm for TEPPCO Partners L.P.

24.1		Power of Attorney of certain officers and directors of Duke Energy Corporation

24.2		Resolution of Duke Energy Corporation regarding Power of Attorney

*	Previously filed and incorporated herein by reference thereto.